Lattice Announces Third Quarter Earnings.
Conference Call Today at 2:00 EST

Pennsauken, N.J. – November 23, 2009 -- Lattice Incorporated (OTC Bulletin Board: LTTC), a provider of advanced technological solutions to key government agencies and enterprise customers, announced today the company’s financial results for the third quarter ended September 30, 2009.

Total revenues for the three months ended September 30, 2009 decreased by $282,083 or 6.7% to $3,922,064 compared to $4,204,147 for the three months ended September 30, 2008. The decrease in the quarter included timing impacts from product sales and service revenues attributable to subcontractors.  For the nine months ended September 30, 2009, total revenues increased by $373,505 or 3.2% to $11,896,647 compared to $11,523,142 for the nine months ended September 30, 2008.

Gross profit for the quarter rose 13% to $1.257 million from $1.112 million in the same quarter a year ago. The increase in gross profit was primarily due to the rate increase on the company’s cost-plus contract vehicles. For the nine months, gross profit was up 15.8% to $3.79 million from $3.27 million in last year’s third quarter.

The three months ended September 30, 2009 showed a net loss of $302,000 compared with net income of $321,000 in the third quarter of 2008. For the first nine months of 2009, the net loss was $877,000 against net income a year earlier of $5.2 million. The large swing in net income to net loss was due to last year’s non-cash derivative income of $2.7 million, gain on extinguishment of $2.6 million related to the exchange of Preferred Series C stock for outstanding warrants held by Baron Partners, L.P. and a settlement gain of $970,000 on a contingent earnout liability from the purchase of RTI. Excluding those amounts, the year ago net income would have shown a net loss of $1.1 million.

CEO Paul Burgess said, “We recorded a solid third quarter gain in gross profit of 13% reflecting the initial returns from the investments we have made in the past few quarters in sales and marketing and an improvement in gross margin from government services related to pricing on our cost-plus contract vehicles.

Revenues from government contracts accounted for approximately $11.0 million or 93% of our overall revenues for the nine months ended September 30, 2009. Of our total government contract revenues, approximately 96% were from prime contract vehicles.

“During 2009 we expanded our direct sales force in both our Government Services group and our Technology group. This has resulted in an increased sales pipeline in both divisions of the company.  We anticipate further expansion in both of these areas and more importantly, we anticipate being able to capitalize on our expanded pipeline in the coming months,” Burgess said.

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The company will host a conference call with CEO Paul Burgess and CFO Joseph Noto today, November 23 at 2:00 p.m. Eastern. To participate in this call, dial 1-877-941-4775 any time after 1:50 p.m. ET.  International callers should dial 1-480-629-9761.

An audio replay of the call will be available at http://www.hawkassociates.com for approximately 90 days after the call.

Financial tables are attached.

About Lattice Incorporated
Lattice Incorporated is a provider of advanced information and communications technology solutions to the government and commercial markets. The company’s technology services division designs, deploys and manages advanced technological solutions at key government agencies and for mid- to large-sized enterprises. Lattice’s technology products division consists of several core proprietary platforms used to develop customized software applications with military grade security in a number of different markets. For more information, visit http://www.latticeincorporated.com.

An investment profile about Lattice Incorporated may be found at http://www.hawkassociates.com/lttcprofile.aspx.

An online investor relations kit including copies of press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com.  To receive free e-mail notification of future releases for this company, sign up at http://www.hawkassociates.com/about/alert/.

Safe Harbor Statement
Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K previously filed with the SEC.

Investor Relations contact:
Hawk Associates
Frank Hawkins
305-451-1888
e-mail: lattice@hawkassociates.com.

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Lattice Incorporated And Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS:
Current assets:
Cash and cash equivalents	$342,717	$1,363,130
Accounts receivable, net	3,840,719	3,560,690
Inventories	41,684	30,704
Other current assets	185,175	51,008
Total current assets	4,410,295	5,005,532

Property and equipment, net	212,075	21,090
Goodwill	3,599,386	3,599,386
Other intangibles, net	1,512,004	2,409,748
Other assetes	54,141	54,459
Total assets	$9,787,901	$11,090,215

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,952,353	$1,698,551
Accrued expenses	1,578,420	1,726,891
Customer advances	87,625	15,000
Notes payable	1,713,574	1,766,098
Derivative liability	257,178	200,606
Total current liabilities	5,589,150	5,407,146
Long term liabilities:
Long Term Debt	203,951	666,515
Deferred tax liabilities	710,218	1,200,283
Total long term liabilities	914,169	1,866,798
Total liabilities	6,503,319	7,273,944
Minority interest	175,180	193,280

Shareholders' equity
Preferred Stock - .01 par value
Preferred Stock series A 9,000,000 shares authorized, 7,810,686 and 7,838,686 issued	78,107	78,387
Preferred Stock series B 1,000,000 shares authorized 1,000 000 issued	10,000	10,000
Preferred Stock series C 575,000 shares authorized 520,000 issued	5,200	5,200
Common stock - .01 par value, 200,000,000 authorized,
16,942,428 and 16,842,428 issued, and 16,639,441 and 16,539,441 outstanding respectively	169,425	168,425
Additional paid-in capital	38,800,717	38,418,897
Accumulated deficit	(35,395,951)	(34,499,822)
	3,667,498	4,181,087
Common stock held in treasury, at cost	(558,096)	(558,096)
Shareholders' equity	3,109,402	3,622,991
Total liabilities and shareholders' equity	$9,787,901	$11,090,215

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Lattice Incorporated And Subsidiaries
Consolidated Statements Of Operations
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue - Technology Services	$11,000,359	$10,656,897	$3,632,911	$3,775,213
Revenue - Technology Products	896,288	866,245	289,153	428,934
Total Revenue	11,896,647	11,523,142	3,922,064	4,204,147

Cost of Revenue - Technology Services	7,763,288	7,916,610	2,545,333	2,924,049
Cost of Revenue - Technology Products	342,455	335,386	119,400	167,370
Total cost of revenue	8,105,743	8,251,996	2,664,733	3,091,419

Gross Profit	3,790,904	3,271,146	1,257,331	1,112,728

Operating expenses:
Selling, general and administrative	3,628,756	3,359,768	1,247,510	1,024,628
Research and development	409,141	384,692	132,917	123,720
Amortization expense	897,744	1,116,171	299,248	372,057
Total operating expenses	4,935,641	4,860,631	1,679,675	1,520,405

Loss from operations	(1,144,737)	(1,589,485)	(422,344)	(407,677)

Other income (expense):
Derivative income (expense)	(56,572)	2,750,199	7,498	195,609
Extinguishment gain (loss)	-	2,607,525	0	-
Other expense	-	970,150	0	370,150
Interest expense	(181,066)	(140,910)	(56,754)	(32,703)
Finance expense	(3,092)	(2,636)	(1,289)	(1,170)
Total other income (expense)	(240,730)	6,184,328	(50,545)	531,886

Minority Interest income	18,100	79,119	7,653	23,700

Net income (loss) before taxes	(1,367,367)	4,673,962	(465,236)	147,909

Income taxes (benefit)	(490,065)	(521,171)	(163,355)	(172,755)

Net Income (loss)	$(877,302)	$5,195,133	$(301,881)	$320,664

Net income (Loss) applicable to common shareholders:
Net income (loss)	$(877,302)	$5,195,133	$(301,881)	$320,664
Series B Preferred stock dividend	(18,831)	(37,500)	(6,277)	(12,500)
Income (Loss) applicable to common stockholders	$(896,133)	$5,157,633	$(308,158)	$308,164

Income (Loss) per common share
Basic	$(0.05)	$0.24	$(0.02)	$0.25
Diluted	$(0.05)	$0.03	$(0.02)	$0.03

Weighted average shares:
Basic	16,727,592	16,829,428	16,739,444	16,829,428
Diluted	16,727,592	56,172,092	16,739,444	53,592,883

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